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October 26, 2017

Board of Directors

OncoSec Medical Incorporated

5820 Nancy Ridge Drive

San Diego, CA 92121

Ladies and Gentlemen:

We are acting as counsel to OncoSec Medical Incorporated, a Nevada corporation (the “Company”), in connection with the issuance and sale of up to 800,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), together with the Series D warrant to purchase up to 600,000 shares of Common Stock at an exercise price of $1.25 (the “Warrant”) and shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares” and, together with the Shares and the Warrant, the “Securities”), pursuant to a Registration Statement on Form S-3 (File No. 333-213036), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on August 25, 2016, the related prospectus included therein (the “Prospectus”), and the prospectus supplement to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering the opinion set forth herein and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Securities. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Warrant, when executed and delivered by a duly authorized officer of the Company and delivered to the purchaser thereof against receipt of valuable consideration by the Company as contemplated in the Registration Statement, the Prospectus and the Prospectus Supplement, will be validly issued and will constitute binding obligations of the Company, except as enforcement thereof may be (a) limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, or (b) subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity), limitations on the availability of equitable relief and implied covenants of good faith and fair dealing, including, without limitation, the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material.

October 26, 2017

Page Two

Attorneys at our Firm are admitted to the practice of law in the States of New York and California, and we express no opinion as to the laws of any other jurisdiction, other than the Federal laws of the United States of America and the State of New York as in effect on the date hereof as to the binding obligation of the Warrants. With respect to all matters of Nevada law, we note that you have been provided with the opinion, dated as of the date hereof, of McDonald Carano LLP, Nevada counsel to the Company. For purposes of our opinion, we have assumed that the Company has been duly incorporated and is a validly existing corporation under the laws of Nevada, has the power to create the obligation evidenced by the Warrant and has taken the required steps to authorize entering into such obligation under the laws of Nevada, including, where applicable, the due execution, authentication, issuance and delivery of the Warrant in accordance with Nevada law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP
Morrison & Foerster LLP